EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-192954) of Oglethorpe Power Corporation of our report dated March 27, 2014, with respect to the consolidated financial statements of Oglethorpe Power Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 27, 2014